EXHIBIT 99.4

Consent

     The undersigned hereby consents to being named as a prospective director of KNBT Bancorp, Inc. (“KNBT”) in the Registration Statement on Form S-4 filed by KNBT with the Securities and Exchange Commission in connection with KNBT’s proposed acquisition of Northeast Pennsylvania Financial Corp., to which this consent is an exhibit, and in any amendments (including post-effective amendments) thereto.

Date: February 1, 2005	/s/ Thomas L. Kennedy
Thomas L. Kennedy